Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	William W. Krippaehne Jr. of Fisher Communications, Inc. 206-404-6783

FISHER COMMUNICATIONS REVISES ITS ACCOUNTING FOR

GOODWILL

SEATTLE, WASHINGTON, July 18, 2003. Fisher Communications, Inc. (Nasdaq: FSCI), today reported that it will record a charge reflecting impairment of goodwill and accordingly restate its financial results for 2002 and the first quarter of 2003. The company concluded the restatement was necessary after its independent auditors reversed their previous concurrence regarding the accounting treatment of goodwill impairment. The restatement will result in a non-cash charge reflected in the company’s financial statements for 2002. The restatement will also result in a decrease in the company’s net loss for the quarter ended March 31, 2003.

The anticipated adjustments involve only non-cash charges, and do not affect the company’s previously reported revenues, cash flows, or results from continuing operations. Furthermore the adjustments will not have an impact on the financial covenants in the company’s credit facilities.

Effective January 1, 2002, the company adopted Statement of Financial Accounting Standards No. 142 (FAS 142), which prescribes accounting for goodwill and certain other intangible assets. FAS 142 requires the company to periodically test these intangible assets for impairment. Upon the adoption of FAS 142, the company, with the concurrence of its independent auditors, concluded there was no impairment of goodwill. The company and the independent auditors have now determined that the reporting unit for the purpose of conducting the goodwill impairment testing under FAS 142 had been incorrectly identified as the company’s broadcasting subsidiary. As a result, the company’s management and independent auditors today informed Fisher’s Audit Committee that the company’s prior financial statements were incorrect and the Audit Committee determined that a restatement would be required.

Although the process of retesting for goodwill impairment and restating the company’s financial statements is not complete, the company believes it is important to announce its estimates of the magnitude of these changes. Based on preliminary unaudited results of the new impairment testing, the company believes that the non-cash impairment charge on adoption of FAS 142 during the year ended December 31, 2002 will range from $60-85 million after taxes and will result in an increase in net loss for that year of the same amount. The company believes the net loss for the first quarter of 2003 will decrease by approximately $20 million after taxes as a result of adjustments related to the sale of its Georgia television stations.

The company is working to complete the retesting for goodwill impairment and the restatement of its financial statements. As soon as this process is complete the company will file with the Securities and Exchange Commission an amended annual report on Form 10-K for the year ended December 31, 2002 and amended quarterly reports on Form 10-Q for the first, second and third quarters of 2002 and the first quarter of 2003.

Fisher Communications, Inc. is a Seattle-based communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 12 network-affiliated television stations are located primarily in the Northwest, and its 29 radio stations broadcast in Washington, Oregon, and Montana. Other media operations currently include Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a digital communications hub located in Seattle.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this press release include, without limitation, the statement regarding the company’s expectation that the restatement will have no impact on results from continuing operations, the statement regarding the expected range of the non-cash impairment charge on 2002 and the decrease in net loss in the first quarter of 2003, and the statement that the company believes the restatement will not have an effect under the financial covenants of the company’s credit facilities. There are many risks and uncertainties that could cause actual results to differ materially from those predicted in our forward-looking statements. Without limitation, these factors include the following: The company has not fully completed its goodwill impairment testing on which these forward looking statements are based and the final results could differ materially from the preliminary results provided to management due to, among other things, unanticipated changes in the methodologies used in the process, the discovery of errors in calculations or the addition or deletion of data sources used in the testing process; the sale of the company’s Georgia television stations is subject to FCC approval and other customary closing conditions. Any restatement of the company’s financial statements is subject to review by the company’s independent auditors, which could result in additional adjustments. Other factors that could cause actual results to differ materially from those predicted in our forward-looking statements are set out in the company’s reports filed with the SEC, including its Quarterly Report on Form 10-Q for the first quarter of 2003, filed on May 15, 2003.